Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 2022, with respect to the consolidated financial statements of Perella Weinberg Partners included in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257924) and related Prospectus of Perella Weinberg Partners for the registration of 72,608,909 shares of its Class A Common Stock and 203,333 Warrants to purchase its Class A Common Stock.
/s/ Ernst & Young LLP

New York, New York
March 11, 2022